Exhibit 99.1

FOR IMMEDIATE RELEASE

For:	Cathay General Bancorp	Contact:	Albert J. Wang
	777 N. Broadway		626) 279-3695
Los Angeles, CA 90012

Cathay General Bancorp Announces Second Quarter 2026 Results

Los Angeles, Calif., July 22, 2026: Cathay General Bancorp (the “Company”, “we”, “us”, or “our”) (Nasdaq: CATY), the holding company for Cathay Bank, today announced its unaudited financial results for the quarter ended June 30, 2026. The Company reported net income of $92.2 million, or $1.37 per diluted share, for the second quarter of 2026 compared to $86.9 million, or $1.29 per diluted share for the first quarter of 2026.

“We delivered strong second quarter results, with higher earnings driven by continued net interest margin expansion and disciplined execution across the franchise. Improved profitability reflects the strength of our relationships and the resilience of our business model." said Chang M. Liu, President and Chief Executive Officer of the Company. "We remain focused on maintaining strong credit quality, prudently managing the balance sheet, and supporting the financial needs of our clients. We believe these fundamentals, along with thoughtful capital management, will continue to support long-term value creation for our shareholders.”

FINANCIAL PERFORMANCE

	Three months ended
(unaudited)	June 30, 2026	March 31, 2026	June 30, 2025
Net income (in millions)	$92.2	$86.9	$77.5
Basic earnings per common share	$1.38	$1.30	$1.11
Diluted earnings per common share	$1.37	$1.29	$1.10
Return on average assets	1.52%	1.47%	1.33%
Return on average total stockholders' equity	12.21%	11.88%	10.72%
Efficiency ratio	41.53%	40.35%	45.34%

SECOND QUARTER HIGHLIGHTS

●	Net interest margin increased to 3.48% during the second quarter from 3.43% in the first quarter of 2026.
●	Total loans, excluding loans held for sale, increased to $20.62 billion, or 2.21%, from $20.17 billion in the first quarter of 2026.
●	Total deposits increased $386.0 million, or 1.87%, to $21.06 billion in the second quarter of 2026.
●

The Company’s Board approved an increase to its existing share repurchase authorization from $150 million to $200 million, with no change to the current authorization expiration date that is subject to regulatory approval which is currently pending1/2/, and approved the redemption of $54.1 million of trust preferred securities, representing approximately 45% of the Company's $119.1 million of outstanding trust preferred securities2/.

1/   There can be no assurance if and when such regulatory approval will be received, but the company will announce the commencement of such additional buyback program if and when such approval is received.

2/   The Board may also suspend, terminate or modify these authorizations at any time for any reason.

INCOME STATEMENT REVIEW

SECOND QUARTER 2026 COMPARED TO THE FIRST QUARTER 2026

Net income for the quarter ended June 30, 2026, was $92.2 million, an increase of $5.3 million, or 6.1%, compared to net income of $86.9 million for the first quarter of 2026. Diluted earnings per share for the second quarter of 2026 was $1.37 per share compared to $1.29 per share for the first quarter of 2026.

Return on average stockholders’ equity was 12.21% and return on average assets was 1.52% for the quarter ended June 30, 2026, compared to a return on average stockholders’ equity of 11.88% and a return on average assets of 1.47% in the first quarter of 2026.

Net interest income before provision for credit losses

Net interest income before provision for credit losses increased $6.7 million, or 3.5%, to $200.9 million during the second quarter of 2026, compared to $194.2 million in the first quarter of 2026. The increase was due primarily to an increase in interest income from loans and securities and a decrease in deposit interest expense.

The net interest margin was 3.48% for the second quarter of 2026 compared to 3.43% for the first quarter of 2026.

For the second quarter of 2026, the yield on average interest-earning assets was 5.66%, the cost of funds on average interest-bearing liabilities was 2.89%, and the cost of average interest-bearing deposits was 2.86%. In comparison, for the first quarter of 2026, the yield on average interest-earning assets was 5.70%, the cost of funds on average interest-bearing liabilities was 2.99%, and the cost of average interest-bearing deposits was 2.96%. The decrease in the cost of funds on average interest-bearing liabilities resulted mainly from lower interest rates on deposits driven by the lower repricing of maturing time deposits in the second quarter. The decrease in the yield on average interest-earning assets resulted mainly from lower interest rates on loans. The net interest spread, defined as the difference between the yield on average interest-earning assets and the cost of funds on average interest-bearing liabilities, was 2.77% for the second quarter of 2026, compared to 2.71% for the first quarter of 2026.

Provision for credit losses

The Company recorded a provision for credit losses of $11.2 million in the second quarter of 2026 compared to $18.2 million in the first quarter of 2026. As of June 30, 2026, the allowance for loan losses increased by $10.1 million to $218.9 million, or 1.06% of gross loans, compared to $208.8 million, or 1.03% of gross loans as of March 31, 2026.

The following table sets forth the charge-offs and recoveries for the periods indicated:

	Three months ended			Six months ended June 30,
	June 30, 2026	March 31, 2026	June 30, 2025	2026	2025
	(In thousands) (Unaudited)
Charge-offs:
Commercial loans	$2,743	$7,971	$9,117	$10,714	$11,461
Real estate loans (1)	—	1,385	3,913	1,385	3,913
Total charge-offs	2,743	9,356	13,030	12,099	15,374
Recoveries:
Commercial loans	852	4,931	196	5,783	465
Construction loans	—	—	—	—	1
Real estate loans (1)	42	2,302	93	2,344	190
Total recoveries	894	7,233	289	8,127	656
Net charge-offs	$1,849	$2,123	$12,741	$3,972	$14,718

(1) Real estate loans include commercial real estate loans, residential mortgage loans and equity lines.

Non-interest income

Non-interest income, which includes revenues from depository service fees, letters of credit commissions, securities gains (losses), wealth management fees, and other sources of fee income, was $21.4 million for the second quarter of 2026, an increase of $0.7 million, or 3.4%, compared to $20.7 million for the first quarter of 2026. The increase was primarily due to a $5.1 million reduction in losses related to investment securities repositioning activities and an increase of $0.8 million in wealth management fees partially offset by a decrease of $5.7 million in unrealized gains from equity securities, compared to the first quarter of 2026.

Non-interest expense

Non-interest expense increased $5.6 million, or 6.5%, to $92.3 million in the second quarter of 2026 compared to $86.7 million in the first quarter of 2026. The increase in non-interest expense in the second quarter of 2026 was primarily due to an increase of $3.1 million in amortization expense of investments of low income housing and alternative energy partnerships, an increase of $1.2 million in salaries and employee benefits, and an increase of $0.9 million in director fees offset, in part, by a decrease of $1.2 million in other real estate owned expense, when compared to the first quarter of 2026. The efficiency ratio, defined as non-interest expense divided by the sum of net interest income before provision for loan losses plus non-interest income, was 41.53% in the second quarter of 2026 compared to 40.35% for the first quarter of 2026.

Income taxes

The effective tax rate for the second quarter of 2026 was 22.35% compared to 20.98% for the first quarter of 2026. The effective tax rate for the second quarter of 2026 and first quarter of 2026 includes the impact of low-income housing tax credits.

BALANCE SHEET REVIEW

Gross loans, excluding loans held for sale, were $20.62 billion as of June 30, 2026, an increase of $446.7 million, or 2.2%, from $20.17 billion as of March 31, 2026. The increase was primarily due to an increase of $242.4 million, or 7.4%, in commercial loans, $190.6 million, or 1.8%, in commercial real estate loans, $53.6 million, or 0.9%, in residential real estate loans offset, in part, by a decrease of $40.7 million, or 14.1%, in construction loans.

The loan balances and composition as of June 30, 2026, compared to March 31, 2026, and June 30, 2025, are presented below:

	June 30, 2026	March 31, 2026	June 30, 2025
	(In thousands) (Unaudited)
Commercial loans	$3,524,945	$3,282,557	$3,194,724
Construction loans	248,375	289,042	301,125
Commercial real estate loans	10,779,326	10,588,726	10,363,109
Residential mortgage loans	5,832,159	5,778,531	5,692,142
Equity lines	234,265	233,140	230,001
Installment and other loans	2,262	2,593	3,601
Gross loans	$20,621,332	$20,174,589	$19,784,702

Allowance for loan losses	(218,896)	(208,786)	(173,531)
Unamortized deferred loan fees	(14,606)	(14,164)	(13,834)
Total loans held for investment, net	$20,387,830	$19,951,639	$19,597,337

Loans held for sale	$—	$6,902	$13,338

Total deposits were $21.06 billion as of June 30, 2026, an increase of $386.0 million, or 1.9%, from $20.68 billion as of March 31, 2026.

The deposit balances and composition as of June 30, 2026, compared to March 31, 2026, and June 30, 2025, are presented below:

	June 30, 2026	March 31, 2026	June 30, 2025
	(In thousands) (Unaudited)
Non-interest-bearing demand deposits	$3,567,527	$3,399,461	$3,381,407
NOW deposits	2,612,011	2,336,121	2,174,108
Money market deposits	3,894,594	3,701,873	3,431,060
Savings deposits	1,421,969	1,518,300	1,317,104
Time deposits	9,565,547	9,719,892	9,702,651
Total deposits	$21,061,648	$20,675,647	$20,006,330

ASSET QUALITY REVIEW

As of June 30, 2026, total non-accrual loans were $111.7 million, an increase of $22.7 million, or 25.5%, from $89.0 million as of March 31, 2026.

The allowance for loan losses was $218.9 million and the allowance for off-balance sheet unfunded credit commitments was $14.9 million as of June 30, 2026. The allowances represent the amount estimated by management to be appropriate to absorb expected credit losses inherent in the loan portfolio, including unfunded credit commitments. The allowance for loan losses represented 1.06% of period-end gross loans, and 195.97% of non-performing loans as of June 30, 2026. The comparable ratios were 1.03% of period-end gross loans, and 220.95% of non-performing loans as of March 31, 2026.

The changes in non-performing assets as of June 30, 2026, compared to March 31, 2026, and June 30, 2025, are presented below:

(In thousands) (Unaudited)	June 30, 2026	March 31, 2026	% Change	June 30, 2025	% Change
Non-performing assets
Accruing loans past due 90 days or more	$—	$5,491	(100)	$6,389	(100)

Non-accrual loans:
Construction loans	—	—	—	4,230	(100)
Commercial real estate loans	70,157	51,091	37	93,754	(25)
Commercial loans	8,448	7,665	10	54,536	(85)
Residential mortgage loans	33,091	30,248	9	21,633	53
Total non-accrual loans:	$111,696	$89,004	25	$174,153	(36)
Total non-performing loans	111,696	94,495	18	180,542	(38)
Other real estate owned	33,659	33,436	1	18,990	77
Total non-performing assets	$145,355	$127,931	14	$199,532	(27)

Allowance for loan losses	$218,896	$208,786	5	$173,531	26
Allowance for off-balance sheet credit commitments	$14,918	$15,637	(5)	$9,892	51

Total gross loans outstanding, at period-end	$20,621,332	$20,174,589	2	$19,784,702	4

Allowance for loan losses to non-performing loans, at period-end	195.97%	220.95%		96.12%
Allowance for loan losses to gross loans, at period-end	1.06%	1.03%		0.88%

The ratio of non-performing assets to total assets was 0.59% as of June 30, 2026, compared to 0.53% as of March 31, 2026. Total non-performing assets increased $17.5 million, or 13.7%, to $145.4 million as of June 30, 2026, compared to $127.9 million as of March 31, 2026, primarily due to an increase of $22.7 million, or 25.5%, in non-accrual loans and $0.2 million, or 0.7%, in other real estate owned, offset, in part, by a decrease of $5.5 million, or 100.0% in accruing loans past due 90 days or more.

CAPITAL ADEQUACY REVIEW

As of June 30, 2026, the Company’s Tier 1 risk-based capital ratio of 13.70%, total risk-based capital ratio of 15.47%, and Tier 1 leverage capital ratio of 11.28%, calculated under the Basel III capital rules, exceeded applicable minimum regulatory capital requirements, including the fully phased-in 2.5% capital conservation buffer applicable to the risk-based capital ratios. As of March 31, 2026, the Company’s Tier 1 risk-based capital ratio was 13.47%, total risk-based capital ratio was 15.20%, and Tier 1 leverage capital ratio was 11.15%.

YEAR-TO-DATE REVIEW

Net income for the six months ending June 30, 2026, was $179.1 million, an increase of $32.1 million, or 21.8%, compared to net income of $147.0 million for the same period a year ago. Diluted earnings per share for the six months ending June 30, 2026 was $2.66 per share compared to $2.09 per share for the same period a year ago. The net interest margin for the six months ended June 30, 2026, was 3.45% compared to 3.26% for the same period a year ago.

Return on average stockholders’ equity was 12.05% and return on average assets was 1.50% for the six months ended June 30, 2026, compared to a return on average stockholders’ equity of 10.28% and a return on average assets of 1.27% for the same period a year ago. The efficiency ratio for the six months ended June 30, 2026, was 40.95% compared to 45.46% for the same period a year ago

CONFERENCE CALL

Cathay General Bancorp will host a conference call to discuss its second quarter 2026 financial results this afternoon, Wednesday, July 22, 2026, at 3:00 p.m., Pacific Time. Analysts and investors may dial in and participate in the question-and-answer session. To access the call, please dial 1-833-816-1377 and enter Conference ID 10210553. The presentation accompanying this call and access to the live webcast is available on our site at www.cathaygeneralbancorp.com and a replay of the webcast will be archived for one year within 24 hours after the event.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is a publicly traded company (Nasdaq: CATY) and is the holding company for Cathay Bank, a California state-chartered bank.  Founded in 1962, Cathay Bank offers a wide range of financial services and currently operate over 60 branches across the United States in California, New York, Washington, Texas, Illinois, Massachusetts, Maryland, Nevada, and New Jersey. Overseas, it has a branch outlet in Hong Kong, and representative offices in Beijing, Shanghai, and Taipei. To learn more about Cathay Bank, please visit www.cathaybank.com. Cathay General Bancorp’s website is at www.cathaygeneralbancorp.com. Information set forth on such websites is not incorporated into this press release.

FORWARD-LOOKING STATEMENTS

Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995 regarding management’s beliefs, projections, and assumptions concerning future results and events. These forward-looking statements may include, but are not limited to, such words as “aims,” “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “hopes,” “intends,” “may,” “plans,” “projects,” “predicts,” “potential,” “possible,” “optimistic,” “seeks,” “shall,” “should,” “will,” and variations of these words and similar expressions. Forward-looking statements are based on estimates, beliefs, projections, and assumptions of management and are not guarantees of future performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from local, regional, national and international business, market and economic conditions and events, the potential for new or increased tariffs, trade restrictions or geopolitical tensions that could affect economic activity or specific industry sectors and the impact they may have on us, our customers and our operations, assets and liabilities; possible additional provisions for loan losses and charge-offs; credit risks of lending activities and deterioration in asset or credit quality; extensive laws and regulations and supervision that we are subject to including potential future supervisory action by bank supervisory authorities; increased costs of compliance and other risks associated with changes in regulation; higher capital requirements from the implementation of the Basel III capital standards; compliance with the Bank Secrecy Act and other money laundering statutes and regulations; potential goodwill impairment; liquidity risk; fluctuations in interest rates; risks associated with acquisitions and the expansion of our business into new markets; inflation and deflation; real estate market conditions and the value of real estate collateral; our ability to generate anticipated returns on our investments and financings, including in tax-advantaged projects; environmental liabilities; our ability to compete with larger competitors; our ability to retain key personnel; successful management of reputational risk; natural disasters, public health crises and geopolitical events; including wars and armed conflicts, and their resulting economic impacts; general economic or business conditions in Asia, and other regions where Cathay Bank has operations; failures, interruptions, or security breaches of our information systems; our ability to adapt our systems to technological changes; risk management processes and strategies; adverse results in legal proceedings; certain provisions in our charter and bylaws that may affect acquisition of the Company; changes in accounting standards or tax laws and regulations; market disruption and volatility; restrictions on dividends and other distributions by laws and regulations and by our regulators and our capital structure; issuance of preferred stock; successfully raising additional capital, if needed, and the resulting dilution of interests of holders of our common stock; the soundness of other financial institutions; and general competitive, economic political, and market conditions and fluctuations.

These and other factors are further described in Cathay General Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2025 (Item 1A in particular), other reports filed with the Securities and Exchange Commission (“SEC”), and other filings Cathay General Bancorp makes with the SEC from time to time. Actual results in any future period may also vary from the past results discussed in this press release. Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, we undertake no obligation to update or review any forward-looking statement to reflect circumstances, developments or events occurring after the date on which the statement is made or to reflect the occurrence of unanticipated events.

CATHAY GENERAL BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Three months ended			Six months ended June 30,
(In thousands, except per share data)	June 30, 2026	March 31, 2026	June 30, 2025	2026	2025

Financial performance
Net interest income before provision for credit losses	$200,897	$194,168	$181,221	$395,065	$357,860
Provision for credit losses	11,240	18,193	11,200	29,433	26,700
Net interest income after provision for credit losses	189,657	175,975	170,021	365,632	331,160
Non-interest income	21,405	20,659	15,391	42,064	26,595
Non-interest expense	92,316	86,680	89,134	178,996	174,790
Income before income tax expense	118,746	109,954	96,278	228,700	182,965
Income tax expense	26,537	23,068	18,828	49,605	36,009
Net income	$92,209	$86,886	$77,450	$179,095	$146,956

Net income per common share:
Basic	$1.38	$1.30	$1.11	$2.67	$2.09
Diluted	$1.37	$1.29	$1.10	$2.66	$2.09
Cash dividends paid per common share	$0.38	$0.38	$0.34	$0.76	$0.68

Selected ratios
Return on average assets	1.52%	1.47%	1.33%	1.50%	1.27%
Return on average total stockholders’ equity	12.21%	11.88%	10.72%	12.05%	10.28%
Efficiency ratio	41.53%	40.35%	45.34%	40.95%	45.46%
Dividend payout ratio	27.59%	29.28%	30.79%	28.41%	32.46%

Yield analysis (Fully taxable equivalent)
Total interest-earning assets	5.66%	5.70%	5.83%	5.68%	5.86%
Total interest-bearing liabilities	2.89%	2.99%	3.37%	2.94%	3.42%
Net interest spread	2.77%	2.71%	2.46%	2.74%	2.44%
Net interest margin	3.48%	3.43%	3.27%	3.45%	3.26%

	June 30, 2026	March 31, 2026	June 30, 2025
Capital ratios
Tier 1 risk-based capital ratio	13.70%	13.47%	13.35%
Total risk-based capital ratio	15.47%	15.20%	14.92%
Tier 1 leverage capital ratio	11.28%	11.15%	11.09%

CATHAY GENERAL BANCORP

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)	June 30, 2026	March 31, 2026	June 30, 2025

Assets
Cash and due from banks	$163,976	$135,540	$190,011
Short-term investments and interest bearing deposits	1,163,120	1,069,943	1,056,964
Securities available-for-sale (amortized cost of $1,737,212 at June 30, 2026, $1,740,858 at March 31, 2026 and $1,746,703 at June 30, 2025)	1,682,820	1,678,140	1,648,433
Loans held for sale	—	6,902	13,338
Loans	20,621,332	20,174,589	19,784,702
Less: Allowance for loan losses	(218,896)	(208,786)	(173,531)
Unamortized deferred loan fees, net	(14,606)	(14,164)	(13,834)
Loans, net	20,387,830	19,951,639	19,597,337
Equity securities	80,854	69,202	28,849
Federal Home Loan Bank stock	17,250	17,250	17,250
Other real estate owned, net	33,659	33,436	18,990
Affordable housing investments and alternative energy partnerships, net	293,553	287,283	289,550
Premises and equipment, net	90,613	88,464	89,556
Customers’ liability on acceptances	11,214	5,409	9,622
Accrued interest receivable	94,676	94,570	96,646
Goodwill	375,696	375,696	375,696
Other intangible assets, net	2,341	2,450	2,888
Right-of-use assets- operating leases	33,269	34,737	32,291
Other assets	221,948	197,969	256,426
Total assets	$24,652,819	$24,048,630	$23,723,847

Liabilities and Stockholders’ Equity
Deposits:
Non-interest-bearing demand deposits	$3,567,527	$3,399,461	$3,381,407
Interest-bearing deposits:
NOW deposits	2,612,011	2,336,121	2,174,108
Money market deposits	3,894,594	3,701,873	3,431,060
Savings deposits	1,421,969	1,518,300	1,317,104
Time deposits	9,565,547	9,719,892	9,702,651
Total deposits	21,061,648	20,675,647	20,006,330

Advances from the Federal Home Loan Bank	—	—	412,000
Long-term debt	119,136	119,136	119,136
Acceptances outstanding	11,214	5,409	9,622
Lease liabilities - operating leases	35,114	36,581	34,304
Other liabilities	379,093	225,209	256,160
Total liabilities	21,606,205	21,061,982	20,837,552
Stockholders' equity	3,046,614	2,986,648	2,886,295
Total liabilities and equity	$24,652,819	$24,048,630	$23,723,847

Book value per common share	$45.59	$44.60	$41.62
Number of common shares outstanding	66,825,367	66,972,039	69,343,395

CATHAY GENERAL BANCORP

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended			Six months ended June 30,
	June 30, 2026	March 31, 2026	June 30, 2025	2026	2025
	(In thousands, except share and per share data)
Interest and Dividend Income
Loan receivable, including loan fees	$302,170	$298,935	$296,857	$601,105	$590,841
Investment securities	14,420	12,983	13,666	27,403	25,769
Federal Home Loan Bank stock	253	874	373	1,127	752
Deposits with banks	10,610	10,118	12,022	20,728	24,951
Total interest and dividend income	327,453	322,910	322,918	650,363	642,313

Interest Expense
Time deposits	80,207	84,846	94,364	165,053	190,430
Other deposits	42,930	41,006	44,370	83,936	86,804
Advances from Federal Home Loan Bank	1,457	1,010	742	2,467	2,646
Long-term debt	1,841	1,829	2,029	3,670	4,049
Short-term borrowings	121	51	192	172	524
Total interest expense	126,556	128,742	141,697	255,298	284,453

Net interest income before provision for credit losses	200,897	194,168	181,221	395,065	357,860
Provision for credit losses	11,240	18,193	11,200	29,433	26,700
Net interest income after provision for credit losses	189,657	175,975	170,021	365,632	331,160

Non-Interest Income
Net gains/(losses) from equity securities	11,652	17,316	(1,390)	28,968	(5,581)
Impairment loss on investment securities	—	(15,685)	—	(15,685)	—
Net loss on sale of investment securities	(10,554)	—	—	(10,554)	—
Letters of credit commissions	2,331	2,406	2,120	4,737	4,211
Depository service fees	1,971	2,014	1,925	3,985	3,677
Wealth management fees	7,920	7,102	4,936	15,022	11,105
Other operating income	8,085	7,506	7,800	15,591	13,183
Total non-interest income	21,405	20,659	15,391	42,064	26,595

Non-Interest Expense
Salaries and employee benefits	46,733	45,511	43,123	92,244	85,550
Occupancy expense	5,812	5,816	5,950	11,628	11,687
Computer and equipment expense	6,594	5,627	5,160	12,221	11,214
Professional services expense	7,438	7,782	8,888	15,220	16,336
Data processing service expense	3,651	4,015	4,631	7,666	9,037
FDIC and State assessments	2,992	2,447	3,177	5,439	6,576
Marketing expense	1,472	1,863	1,113	3,335	2,991
Other real estate owned expense/(income)	339	1,589	(377)	1,928	(133)
Amortization of investments in low income housing and alternative energy partnerships	9,873	6,740	11,179	16,613	20,233
Amortization of core deposit intangibles	217	218	250	435	500
Other operating expense	7,195	5,072	6,040	12,267	10,799
Total non-interest expense	92,316	86,680	89,134	178,996	174,790

Income before income tax expense	118,746	109,954	96,278	228,700	182,965
Income tax expense	26,537	23,068	18,828	49,605	36,009
Net income	$92,209	$86,886	$77,450	$179,095	$146,956
Net income per common share:
Basic	$1.38	$1.30	$1.11	$2.67	$2.09
Diluted	$1.37	$1.29	$1.10	$2.66	$2.09

Cash dividends paid per common share	$0.38	$0.38	$0.34	$0.76	$0.68
Basic average common shares outstanding	67,014,700	67,040,473	69,989,825	67,004,055	70,183,752
Diluted average common shares outstanding	67,304,846	67,387,657	70,188,902	67,322,562	70,432,916

CATHAY GENERAL BANCORP

AVERAGE BALANCES – SELECTED CONSOLIDATED FINANCIAL INFORMATION

(Unaudited)

	Three months ended
(In thousands)(Unaudited)	June 30, 2026		March 31, 2026		June 30, 2025
	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)
Interest-earning assets:
Loans (1)	$20,297,364	5.97%	$20,163,694	6.01%	$19,489,400	6.11%
Taxable investment securities	1,704,008	3.39%	1,670,914	3.15%	1,622,309	3.38%
FHLB stock	17,250	5.87%	17,250	20.56%	17,250	8.65%
Deposits with banks	1,168,077	3.64%	1,128,168	3.64%	1,102,579	4.37%
Total interest-earning assets	$23,186,699	5.66%	$22,980,026	5.70%	$22,231,538	5.83%

Interest-bearing liabilities:
Interest-bearing demand deposits	$2,493,275	1.48%	$2,341,354	1.43%	$2,133,874	1.71%
Money market deposits	3,734,347	3.02%	3,670,457	3.00%	3,464,685	3.44%
Savings deposits	1,511,915	1.49%	1,514,129	1.51%	1,343,043	1.67%
Time deposits	9,501,517	3.39%	9,688,896	3.55%	9,692,056	3.91%
Total interest-bearing deposits	$17,241,054	2.86%	$17,214,836	2.96%	$16,633,658	3.35%
Other borrowed funds	174,147	3.63%	128,265	3.35%	103,059	3.63%
Long-term debt	119,136	6.20%	119,136	6.23%	119,136	6.83%
Total interest-bearing liabilities	$17,534,337	2.89%	$17,462,237	2.99%	16,855,853	3.37%

Non-interest-bearing demand deposits	3,454,633		3,352,409		3,331,433

Total deposits and other borrowed funds	$20,988,970		$20,814,646		$20,187,286

Total average assets	$24,269,814		$24,040,352		$23,349,928
Total average equity	$3,029,993		$2,965,655		$2,898,960
Net interest spread		2.77%		2.71%		2.45%
Net interest margin		3.48%		3.43%		3.27%

(1) Yields and interest earned include net loan fees. Non-accrual loans are included in the average balance.

	Six months ended
(In thousands)(Unaudited)	June 30, 2026		June 30, 2025
	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)
Interest-earning assets:
Loans (1)	$20,230,401	5.99%	$19,411,434	6.14%
Taxable investment securities	1,687,553	3.27%	1,540,471	3.37%
FHLB stock	17,250	13.17%	17,250	8.79%
Deposits with banks	1,148,233	3.64%	1,152,166	4.37%
Total interest-earning assets	$23,083,437	5.68%	$22,121,321	5.86%

Interest-bearing liabilities:
Interest-bearing demand deposits	$2,417,734	1.46%	$2,138,034	1.69%
Money market deposits	3,702,578	3.01%	3,423,716	3.43%
Savings deposits	1,513,016	1.50%	1,316,483	1.62%
Time deposits	9,594,689	3.47%	9,637,742	3.98%
Total interest-bearing deposits	$17,228,017	2.91%	$16,515,975	3.38%

Other borrowed funds	151,333	3.52%	158,731	4.03%
Long-term debt	119,136	6.21%	119,136	6.85%
Total interest-bearing liabilities	17,498,486	2.94%	16,793,842	3.42%

Non-interest-bearing demand deposits	3,403,804		3,318,364

Total deposits and other borrowed funds	$20,902,290		$20,112,206

Total average assets	$24,155,594		$23,269,350
Total average equity	$2,997,861		$2,881,929
Net interest spread		2.74%		2.44%
Net interest margin		3.45%		3.26%

(1) Yields and interest earned include net loan fees. Non-accrual loans are included in the average balance.

CATHAY GENERAL BANCORP

GAAP to NON-GAAP RECONCILIATION

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(Unaudited)

The Company uses certain non-GAAP financial measures including tangible book value (“TBV”), tangible book value per share (“TBV/Share”), tangible assets, tangible common equity (“TCE”) ratio, the return on average tangible common stockholders’ equity (“ROATCE”), adjusted total revenue, adjusted non-interest expense, and the adjusted efficiency ratio. We believe these non-GAAP financial measures provide investors with information useful in understanding its financial position, results of operations, the strength of its capital position, and overall business performance. These non-GAAP financial measures are used for performance measurement purposes, as well as for internal planning and forecasting, and by securities analysts, investors, and other interested parties to assess peer company operating performance. These non-GAAP financial measures should not be considered a substitute for GAAP-basis financial measures. Because non-GAAP financial measures are not standardized, it may not be possible to compare these with other companies that present financial measures having the same or similar names. The Company strongly encourages investorst review its consolidated financial statements in their entirety and to not rely on any single financial measure.

TBV represents stockholders’ equity less goodwill and other intangible assets. TBV/share represents TBV divided by the number of common shares outstanding at the end of the reporting period. The TCE ratio represents TBV divided by tangible assets. Tangible assets is equal to total assets less goodwill and other intangible assets. ROATCE is calculated using net income adjusted for the tax-effected amortization of intangible assets, as a percentage of average stockholders’ equity less average goodwill and other intangible assets.

		As of
($ In thousands, except share and per share data)		June 30, 2026	March 31, 2026	June 30, 2025
		(Unaudited)
Stockholders' equity	(a)	$3,046,614	$2,986,648	$2,886,295
Less: Goodwill		(375,696)	(375,696)	(375,696)
Other intangible assets (1)		(2,341)	(2,450)	(2,888)
Tangible book value	(b)	$2,668,577	$2,608,502	$2,507,711

Total assets	(c)	$24,652,819	$24,048,630	$23,723,847
Less: Goodwill		(375,696)	(375,696)	(375,696)
Other intangible assets (1)		(2,341)	(2,450)	(2,888)
Tangible assets	(d)	$24,274,782	$23,670,484	$23,345,263

Average stockholders' equity		$3,029,993	$2,965,655	$2,898,960
Less: Average goodwill and other intangible assets, net		(378,072)	(378,301)	(378,709)
Average tangible stockholders' equity	(e)	$2,651,921	$2,587,354	$2,520,251

Number of common shares outstanding	(f)	66,825,367	66,972,039	69,343,395

Common equity to assets ratio	g=(a)/(c)	12.36%	12.42%	12.17%
Tangible common equity ratio	h=(b)/(d)	10.99%	11.02%	10.74%
Book value per share		$45.59	$44.60	$41.62
Tangible book value per share	i=(b)/(f)	$39.93	$38.95	$36.16

		Three Months Ended
		June 30, 2026	March 31, 2026	June 30, 2025
		(Unaudited)
Net Income		$92,209	$86,886	$77,450
Add: Amortization of other intangibles (1)		278	223	285
Tax effect of amortization adjustments (2)		(82)	(66)	(85)
Tangible net income	(j)	$92,405	$87,043	$77,650

Return on average stockholders' equity (3)		12.21%	11.88%	10.72%
Return on average tangible common equity (3)	k=(i)/(e)	13.98%	13.64%	12.36%

(1) Includes core deposit intangibles and servicing rights

(2) Applied the statutory rate of 29.65%.

(3) Annualized

		As of
($ In thousands, except share and per share data)		June 30, 2026	June 30, 2025
		(Unaudited)
Stockholders' equity	(a)	$3,046,614	$2,886,295
Less: Goodwill		(375,696)	(375,696)
Other intangible assets (1)		(2,341)	(2,888)
Tangible book value	(b)	$2,668,577	$2,507,711

Total assets	(c)	$24,652,819	$23,723,847
Less: Goodwill		(375,696)	(375,696)
Other intangible assets (1)		(2,341)	(2,888)
Tangible assets	(d)	$24,274,782	$23,345,263

Average stockholders' equity		$2,997,861	$2,881,929
Less: Average goodwill and other intangible assets, net		(378,186)	(378,825)
Average tangible stockholders' equity	(e)	$2,619,675	$2,503,104

Number of common shares outstanding	(f)	66,825,367	69,343,395

Common equity to assets ratio	g=(a)/(c)	12.36%	12.17%
Tangible common equity ratio	h=(b)/(d)	10.99%	10.74%
Book value per share		$45.59	$41.62
Tangible book value per share	i=(b)/(f)	$39.93	$36.16

		Six months ended
		June 30, 2026	June 30, 2025

Net Income		$179,095	$146,956
Add: Amortization of other intangibles (1)		502	567
Tax effect of amortization adjustments (2)		(149)	(168)
Tangible net income	(j)	$179,448	$147,355

Return on average stockholders' equity (3)		12.05%	10.28%
Return on average tangible common equity (3)	k=(i)/(e)	13.81%	11.87%

(1) Includes core deposit intangibles and servicing rights

(2) Applied the statutory rate of 29.65%.

(3) Annualized

Adjusted total revenue is calculated by adding net interest income before provision for credit losses and non-interest income excluding net gains and losses from equity and investment securities. Adjusted non-interest expense is non-interest expense excluding amortization of investments in low-income housing and alternative energy partnerships, other real estate owned expenses, amortization of core deposit intangibles and the FDIC special assessment. The Adjusted efficiency ratio is calculated by dividing the Company’s adjusted non‑interest expense by adjusted total revenue. It represents the costs expended to generate a dollar of revenue. The adjusted components exclude items that are non‑operational as well as the amortization of investments in low‑income housing partnerships and alternative energy partnerships. Although this amortization is operational in nature, it is removed to enhance comparability with peers that report these costs within income tax expense under proportional amortization accounting, which the Company has not yet adopted.

		Three months ended			Six months ended
($ In thousands) (Unaudited)		June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Net interest income before provision for credit losses	a	$200,897	$194,168	$181,221	$395,065	$357,860

Non-interest income		$21,405	$20,659	$15,391	$42,064	$26,595
Adjustments:
Net gains/(losses) from equity securities		(11,652)	(17,316)	1,390	(28,968)	(5,581)
Impairment loss on investment securities		—	15,685	—	15,685	—
Net loss on sale of investment securities		10,554	—	—	10,554	—
Adjusted non-interest income	b	$20,307	$19,028	$16,781	$39,335	$21,014
Adjusted total revenue	c=a+b	$221,204	$213,196	$198,002	$434,400	$378,874

Non-interest expense	d	$92,316	$86,680	$89,134	$178,996	$174,790
Adjustments:
Amortization of investments in low income housing		(9,748)	(6,625)	(10,950)	(16,373)	(19,673)
Amortization of investments in alternative energy partnerships		(125)	(115)	(229)	(240)	(560)
Other real estate owned		(339)	(1,589)	377	(1,928)	133
Amortization of core deposit intangible		(217)	(218)	(250)	(435)	(500)
FDIC special assessment		—	584	(139)	584	(139)
Adjusted non-interest expense	e	$81,887	$78,717	$77,943	$160,604	$154,051

Efficiency ratio		41.5%	40.4%	45.3%	41.0%	45.5%
Adjusted efficiency ratio	f=e/c	37.0%	36.9%	39.4%	37.0%	40.7%